Exhibit 99.1

National Financial Partners Announces Second Quarter 2007 Results

Financial Highlights*	2Q 2007	2Q 2006	% Change	6 mos. 2007	6 mos. 2006	% Change
(Dollars in millions, except per share data)
Revenue	$283.0	262.3	7.9%	$527.2	$500.6	5.3%
Net Income	18.1	13.7	32.1%	26.6	23.2	14.7%
Net income per diluted share	0.45	0.34	32.4%	0.67	0.58	15.5%
Cash earnings	30.3	25.8	17.4%	51.1	46.5	9.9%
Cash earnings per diluted share	$0.76	$0.64	18.8%	$1.28	$1.16	10.3%
“Same store” revenue growth	-2.7%	14.5%		-7.6%	19.5%
“Same store” net revenue growth	0.3%	8.1%		-4.8%	12.8%
Acquired base earnings	$5.1	$3.5	45.7%	$19.0	$13.6	39.7%

* This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – August 1, 2007 – National Financial Partners Corp. (NYSE: NFP), a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the second quarter ended June 30, 2007.

Second quarter 2007 net income was $18.1 million, or $0.45 per diluted share. Second quarter 2007 cash earnings were $30.3 million, or $0.76 per diluted share. (Cash earnings is a non-GAAP number, which the Company defines as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings grew as a result of additional revenue from acquired firms and decreased management fee expense, offset in part by slightly negative “same store” revenue growth, higher operating expenses, increased general and administrative expenses and a higher tax rate. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Jessica Bibliowicz, Chairman and Chief Executive Officer said, “Gradual increases in life insurance sales during the second quarter resulted in sequential improvement in same store revenue. We believe this trend should continue through the remainder of the year. We reaffirm our cash earnings per share targets of 20% growth in 2007, and 15% to 20% growth in 2008 and beyond.”

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 175 owned firms. Understanding the Company’s acquisition program is essential to understanding the Company’s operating results.

Second Quarter

In the second quarter, the Company completed five transactions (including two sub-acquisitions), all of which are benefits firms. In aggregate, these firms represent $5.1 million in base earnings and approximately $25.6 million in 2006 revenue, the most recent full year prior to acquisition. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that the Company capitalizes at the time of acquisition.) The aggregate consideration paid by the Company for these firms included approximately $29.4 million in cash and the issuance of approximately 59,000 shares of NFP common stock.

In addition to the five transactions described above, the Company also completed a transaction with one of its principals to acquire substantially all of the principal’s economic interest in Preferred Services Group of N.Y., LTD. (“Preferred”). Preferred is NFP’s largest property and casualty firm with expertise in serving the entrepreneurial corporate and high net worth personal lines markets. Preferred will be led by the recently hired George Biancardi, a leading property and casualty executive with 20 years of experience. Mr. Biancardi will focus on leveraging property and casualty opportunities throughout the NFP portfolio of firms. The principal who formerly managed Preferred is a principal of another NFP firm specializing in property and casualty consulting and will continue to be involved with Preferred in an advisory capacity. While the Company does not consider this investment as part of its acquired base earnings objective, the earnings acquired is the equivalent of an additional $2.0 million in base earnings and will be reflected in management fees. Year-to-date, 1% to 3% of the Company’s revenue is derived from property and casualty products.

Ms. Bibliowicz commented, “The investment in Preferred allows us to further build our infrastructure to better serve our existing corporate and high net worth client base. We are able to provide a broader array of product offerings, strengthen our cross-selling capabilities, and leverage the talent of a leading industry executive.”

July 1, 2007 through August 1, 2007

Subsequent to the second quarter of 2007, NFP completed five transactions (including three sub-acquisitions), all of which are benefits firms. These five transactions collectively represent $3.3 million in base earnings and generated approximately $13.7 million in 2006 revenue. The aggregate consideration paid by the Company for these firms included approximately $16.4 million in cash and the issuance of approximately 29,000 shares of NFP common stock.

Including the two firms acquired in December 2006, which management considers part of the 2007 acquired base earnings objective, the Company has completed 23 transactions representing $25.4 million in base earnings. These acquisitions generated revenue of approximately $89.1 million in the most recent full year prior to acquisition. Ms. Bibliowicz commented, “The strong acquisition activity in 2007 displays the strength and flexibility of the NFP model and the attractiveness of the NFP network. We have exceeded our 2007 acquisition budget of $20 million in acquired base earnings and the pipeline remains healthy.”

Second Quarter Results

Revenue increased $20.7 million, or 7.9%, to $283.0 million in the second quarter of 2007 from the prior year period. Components of the increase included:

•	$23.1 million of revenue growth from firms acquired subsequent to the start of the second quarter of 2006; and
•	revenue growth of $8.7 million, or 16.1%, to $63.0 million from NFP Insurance Services, Inc. and NFP Securities, Inc.

These increases in revenue were offset by a “same store” revenue decline of $5.5 million, or negative 2.7%, to $197.7 million, largely due to lower life insurance sales, and adjustments for dispositions and eliminations. (The revenue decrease from dispositions largely related to the disposition of one firm in the first quarter of 2007.) Net “same store” revenue was flat as compared to the second quarter of 2006. Firms included in the “same store” and net “same store” calculation encompass all firms that were owned by NFP for at least four full quarters at the beginning of the second quarter of 2007. More detailed definitions can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Gross margin before management fees was $106.8 million in the second quarter of 2007, an increase of $5.4 million, or 5.3%, over the prior year period. Gross margin (including management fees) was $58.7 million in the second quarter of 2007, an increase of $10.4 million, or 21.5%, over the prior year period. As a percentage of revenue, gross margin was 20.7% in the second quarter of 2007 compared with 18.4% a year ago. The increase in gross margin percentage was the result of lower management fees and commissions as a percentage of revenue partially offset by higher operating expenses as a percentage of revenue. Operating expenses at the firm level increased due to the addition of new firms and continued infrastructure investment by existing firms.

Management fees as a percentage of gross margin before management fees was 45.0% in the second quarter of 2007 versus 52.4% a year ago. The Company’s firms are rewarded for achieving growth targets based on three-year performance cycles resulting in accruals for potential incentive payments. In the second quarter of 2007, incentive payment accruals were $2.4 million versus $3.9 million a year ago. Incentive accruals represented 2.2% of gross margin before management fees in the quarter compared with 3.8% a year ago. Incentive accruals can vary from period to period based on the mix of firms participating in the incentive program and the level of their earnings. Second quarter 2007 management fees were reduced $1.8 million related to the revision of a management agreement that accelerated benefits which would have been amortized over future periods. Excluding this $1.8 million reduction and incentive payment accruals, management fees as a percentage of income before management fees decreased due to lower firm earnings and an increase in NFP’s economic ownership percentage of its firms’ earnings from 48% in the prior year period to 50% in the second quarter of 2007 due to acquisitions and one disposition. Stock-based compensation included in cost of services was $1.4 million in the second quarter of 2007 compared to $0.8 million in the prior year period.

General and administrative expense (“G&A”) increased 15.5% to $14.9 million in the second quarter of 2007 from $12.9 million in the prior year period. As a percentage of revenue, G&A was 5.3% in the second quarter of 2007 versus 4.9% in the second quarter of 2006. G&A included $1.0 million related to a reserve on a note received as part of a disposition. Excluding this item, G&A increased 7.3% largely as the result of growth in the Company’s cost structure, particularly in the areas of compliance, internal audit, accounting, technology, firm operations and human resources to support growth and meet increased regulatory needs. Stock-based compensation included in G&A was $2.0 million in the second quarter of 2007 compared to $1.4 million in the prior year period.

Second quarter 2007 G&A also included $0.1 million of expense for legal fees related to regulatory investigations of the life settlements industry. The Company continues to cooperate with all governmental agencies and expects additional costs will be incurred in 2007.

In the second quarter of 2007, the Company took a $1.2 million impairment charge related to two firms, which had not been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year. The $0.4 million gain on sale during the quarter related to contingent consideration from a fourth quarter 2005 disposition. Other expense included $0.4 million due to the termination of a long-term lease.

The income tax rate in the second quarter of 2007 was 42.9% compared with 41.8% in the 2006 quarter. The increase was due to the impact of additional tax accruals included in income tax expense related to the adoption of FASB Interpretation No. 48.

Earnings Conference Call

The Company will conduct its second quarter 2007 earnings conference call and audio webcast on August 2, 2007, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 614-2714 (when prompted, callers should provide the access code “NFP”). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 45238376. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue.

The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 175 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “will” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP’s firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP’s ability, through its operating structure, to respond quickly to operational or financial situations, (5) NFP’s ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (10) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices and subpoenas received by various governmental authorities and related litigation, (12) the reduction of NFP’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, and (16) other factors described in NFP’s filings with the Securities and Exchange Commission, including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:
Investor Relations:	Media Relations:
Liz Werner	Elizabeth Fogerty
Marc Gordon	National Financial Partners
National Financial Partners	communications@nfp.com
ir@nfp.com	212-301-4062
212-301-4084

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Commissions and fees	$282,995	$262,294	$527,219	$500,566

Cost of services:
Commissions and fees	88,470	85,176	169,777	165,776
Operating expenses	87,767	75,745	173,898	149,959
Management fees	48,049	53,114	84,353	96,342
Total cost of services (excludes amortization and depreciation shown separately below)	224,286	214,035	428,028	412,077
Gross margin	58,709	48,259	99,191	88,489
Corporate and other expenses:
General and administrative	14,858	12,916	29,561	25,456
Amortization of intangibles	8,402	6,814	16,408	13,525
Impairment of goodwill and intangible assets	1,184	3,001	3,013	5,426
Depreciation	2,642	2,220	5,110	4,335
(Gain) loss on sale of subsidiaries	(401)	(16)	(1,984)	327
Total corporate and other expenses	26,685	24,935	52,108	49,069
Income from operations	32,024	23,324	47,083	39,420

Net interest and other	(333)	273	7	335
Income before income taxes	31,691	23,597	47,090	39,755

Income tax expense	13,602	9,872	20,508	16,571
Net income	$18,089	$13,725	$26,582	$23,184
Earnings per share:
Basic	$0.48	$0.37	$0.70	$0.62
Diluted	$0.45	$0.34	$0.67	$0.58

Weighted average shares outstanding:
Basic	37,833	37,564	37,745	37,410
Diluted	39,943	40,113	39,882	40,010

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total revenue	$282,995	$262,294	$527,219	$500,566
Cost of services (excludes management fees, amortization and depreciation):
Commissions and fees	88,470	85,176	169,777	165,776
Operating expenses	87,767	75,745	173,898	149,959
Gross margin before management fees	106,758	101,373	183,544	184,831
Management fees	48,049	53,114	84,353	96,342
Gross margin	$58,709	$48,259	$99,191	$88,489
Gross margin as percentage of total revenue	20.7%	18.4%	18.8%	17.7%
Gross margin before management fees as percentage of total revenue	37.7%	38.6%	34.8%	36.9%
Management fees, as a percentage of gross margin before management fees	45.0%	52.4%	46.0%	52.1%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
GAAP Net Income	$18,089	$13,725	$26,582	$23,184
Amortization of intangibles	8,402	6,814	16,408	13,525
Impairment of goodwill and intangible assets	1,184	3,001	3,013	5,426
Depreciation	2,642	2,220	5,110	4,335
Cash Earnings	$30,317	$25,760	$51,113	$46,470

GAAP Net Income per share - diluted	$0.45	$0.34	$0.67	$0.58
Amortization of intangibles	0.21	0.17	0.41	0.34
Impairment of goodwill and intangible assets	0.03	0.07	0.08	0.14
Depreciation	0.07	0.06	0.13	0.11
Cash Earnings per share - diluted (1)	$0.76	$0.64	$1.28	$1.16

 ______________

(1) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$86,329	$98,206
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	59,879	57,443
Current receivables	125,027	141,866
Other current assets	31,038	24,144
Total current assets	302,273	321,659
Intangibles, net	445,896	390,252
Goodwill, net	560,757	466,391
Deferred tax assets	19,473	17,726
Other non-current assets	50,212	41,016
Total assets	$1,378,611	$1,237,044

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$58,237	$57,581
Borrowings	90,000	83,000
Other current liabilities	128,818	191,547
Total current liabilities	277,055	332,128
Deferred tax liabilities	119,295	105,163
Convertible senior notes	230,000	—
Other non-current liabilities	40,314	24,881
Total liabilities	666,664	462,172

STOCKHOLDERS’ EQUITY
Common stock at par value	4,151	4,019
Additional paid-in capital	741,979	706,512
Retained earnings	106,812	101,281
Treasury stock	(140,995)	(36,940)
Total stockholders’ equity	711,947	774,872
Total liabilities and stockholders’ equity	$1,378,611	$1,237,044